March 2023

Preliminary Pricing Supplement No. 8,215

Registration Statement Nos. 333-250103; 333-250103-01

Dated February 28, 2023

Filed pursuant to Rule 424(b)(2)

Morgan Stanley Finance LLC

Structured Investments

Opportunities in Equities, Bonds and Alternative Investments

Market-Linked Notes due April 3, 2025

Based on the Value of the Morgan Stanley MAP Trend Index

Fully and Unconditionally Guaranteed by Morgan Stanley

The notes are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The notes will pay no interest and will have the terms described in the accompanying product supplement and prospectus, as supplemented and modified by this document. At maturity, we will pay per note the stated principal amount of $1,000 plus a supplemental redemption amount, if any, based on the value of the underlying index on the determination date.

The Morgan Stanley MAP Trend Index (the “underlying index”) was established by Morgan Stanley on March 7, 2017 and employs a rules-based quantitative strategy (the “Index Methodology”) that combines a risk-weighted approach to portfolio construction with a momentum-based, or trend-following, asset allocation methodology to construct a notional portfolio. In addition, the strategy imposes an overall volatility-targeting feature upon the resulting portfolio. The goal of the underlying index is to seek positive return opportunities in different market environments based upon recent trends in the underlying assets. The investment assumption underlying the allocation strategy is two-fold: that historical volatility of the underlying assets can be used to risk-weight a portfolio, and that past trends are likely to continue to be a good indicator of the future performance of that portfolio.

The components of the underlying index consist of (i) 20 U.S.-listed exchange traded funds (“ETFs”), representing U.S. and non-U.S. equities, fixed income securities, commodities and real estate, and (ii) the Morgan Stanley Two Year Treasury Index (collectively, the “Index Components”). The notional portfolio constructed by the Index Methodology of Index Components is referred to as the “Asset Portfolio.” The Asset Portfolio will consist of long-only positions in each Index Component, and each Index Component except for the Morgan Stanley Two Year Treasury Index is subject to a maximum exposure cap. The targeted volatility for the underlying index is 5% (the “Volatility Target”).

The underlying index is rebalanced each Strategy Business Day (the “Daily Rebalancing”). Upon each Daily Rebalancing for the underlying index, the Index Methodology uses the pre-assigned Risk Budget assigned to each ETF (as set forth under “Annex A – Morgan Stanley MAP Trend Index – Index Components”) and the volatility for each ETF to make initial base allocations. The Index Methodology then calculates a signal based on the upward or downward trend of each ETF (the “Trend Signal”). The index calculates each Trend Signal by observing two moving averages, one short-term and one long-term, over different look-back periods for each respective ETF. A Trend Signal that converges toward one indicates an upward trend and a Trend Signal that converges toward zero indicates a downward trend. Once the Trend Signal is calculated for each ETF, the previously determined base allocations are scaled by the Trend Signal by allocating more upward-trending securities to the Asset Portfolio. The magnitude of each position taken by the underlying index following the Trend Signal adjustment is then scaled to the Volatility Target based on a pro-rata volatility-scaling that seeks to achieve a balanced level of volatility in the underlying index’s exposure to each of the ETFs.

The underlying index is calculated on an excess return basis, and therefore the level reflects the weighted return of the Asset Portfolio reduced by the return on an equivalent cash investment receiving the Secured Overnight Financing Rate (“SOFR”) plus 0.26%. The underlying index performance is further reduced by a servicing cost of 0.85% per annum calculated on a daily basis. For more information, see “Annex A—Morgan Stanley MAP Trend Index” beginning on page 24 and the “Risk Factors—There are risks associated with the underlying index” beginning on page 8.

The notes are for investors who are concerned about principal risk but seek exposure to a multiple asset-linked index, and who are willing to forgo current income in exchange for the repayment of principal at maturity plus the potential to receive a supplemental redemption amount, if any. The notes are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These notes are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

SUMMARY TERMS
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Issue price:	$1,000 per note (see “Commissions and issue price” below)
Stated principal amount:	$1,000 per note
Aggregate principal amount:	$
Pricing date:	March 31, 2023
Original issue date:	April 5, 2023 (3 business days after the pricing date)
Maturity date:	April 3, 2025
Interest:	None
Underlying index:	Morgan Stanley MAP Trend Index
Payment at maturity:

The payment due at maturity per $1,000 stated principal amount will equal:

$1,000 + supplemental redemption amount, if any.

The payment due at maturity will not be less than $1,000 per note regardless of the performance of the underlying index.

Supplemental redemption amount:	(i) $1,000 times (ii) the index percent change times (iii) the participation rate, provided that the supplemental redemption amount will not be less than $0.
Participation rate:	270% to 285%. The actual participation rate will be determined on the pricing date.
Maximum payment at maturity:	None
Index percent change:	(final index value – initial index value) / initial index value
Initial index value:	, which is the index closing value on the pricing date
Final index value:	The index closing value on the determination date
Determination date:	March 31, 2025, subject to postponement for non-index business days and certain market disruption events
CUSIP:	61774T3X8
ISIN:	US61774T3X88
Listing:	The notes will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:	Approximately $975.40 per note, or within $35.00 of that estimate. See “Investment Summary” beginning on page 2.
Commissions and issue price:	Price to public(1)	Agent’s commissions and fees(2)	Proceeds to us(3)
Per note	$1,000	$	$
Total	$	$	$

(1)The notes will be sold only to investors purchasing the notes in fee-based advisory accounts.

(2)MS & Co. expects to sell all of the notes that it purchases from us to an unaffiliated dealer at a price of $ per note, for further sale to certain fee-based advisory accounts at the price to public of $1,000 per note. MS & Co. will not receive a sales commission with respect to the notes. See “Supplemental information regarding plan of distribution; conflicts of interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement for equity-linked notes.

(3)See “Use of proceeds and hedging” on page 22.

The notes involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 6.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these notes, or determined if this document or the accompanying product supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Terms of the Notes” and “Additional Information About the Notes” at the end of this document.

As used in this document, “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Product Supplement for Equity-Linked Notes dated November 16, 2020  Prospectus dated November 16, 2020

Morgan Stanley Finance LLC

Market-Linked Notes due April 3, 2025

Based on the Value of the Morgan Stanley MAP Trend Index

Investment Summary

Market-Linked Notes

The Market-Linked Notes due April 3, 2025 Based on the Value of the Morgan Stanley MAP Trend Index (the “notes”) offer 270% to 285% participation in any positive performance of the underlying index. The notes provide investors:

◼an opportunity to gain exposure to the Morgan Stanley MAP Trend Index

◼the repayment of principal at maturity, subject to our credit risk

◼270% to 285% participation in any appreciation of the underlying index over the term of the notes

◼no exposure to any decline of the underlying index if the notes are held to maturity

At maturity, if the underlying index has depreciated or has not appreciated at all, you will receive the stated principal amount of $1,000 per note, without any positive return on your investment. All payments on the notes, including the repayment of principal at maturity, are subject to our credit risk.

Maturity:	Approximately 2 years
Participation rate:	270% to 285%. The actual participation rate will be determined on the pricing date.
Interest:	None

The Morgan Stanley MAP Trend Index

The Morgan Stanley MAP Trend Index has been developed by and is calculated, published and maintained by Morgan Stanley & Co. LLC. MAP stands for “Multi-Asset Portfolio.” The underlying index employs a rules-based quantitative strategy that combines a risk-weighted approach to portfolio construction with a momentum-based, or trend-following, asset allocation methodology to construct a notional portfolio. In addition, the strategy imposes an overall volatility-targeting feature upon the resulting portfolio.

The goal of the underlying index is to maximize returns for a given level of risk based upon recent trends in the underlying assets. The investment assumption underlying the allocation strategy is two-fold: that historical volatility of the underlying assets can be used to risk-weight a portfolio, and that past trends are likely to continue to be a good indicator of the future performance of that portfolio.

The components of the underlying index consist of (i) 20 U.S.-listed exchange traded funds (“ETFs”), representing U.S. and non-U.S. equities, fixed income securities, commodities and real estate, and (ii) the Morgan Stanley Two Year Treasury Index. The notional portfolio constructed by the Index Methodology of Index Components is referred to as the Asset Portfolio. The Asset Portfolio will consist of long-only positions in each Index Component, and each Index Component except for the Morgan Stanley Two Year Treasury Index is subject to a maximum exposure cap. The targeted volatility for the Index is 5%.

The underlying index is calculated on an excess return basis, and therefore the level is determined by the weighted return of the Asset Portfolio reduced by the return on an equivalent cash investment receiving SOFR plus 0.26%. The underlying index performance is further reduced by a servicing cost of 0.85% per annum calculated on a daily basis.

The underlying index is rebalanced each Strategy Business Day. Upon each Daily Rebalancing for the underlying index, the Index Methodology uses the pre-assigned Risk Budget assigned to each ETF and the volatility for each ETF to make initial base allocations. The Index Methodology then calculates a signal based on the upward or downward trend of each ETF. The underlying index calculates each Trend Signal by observing two moving averages, one short-term and one long-term, over different look-back periods for each respective ETF. A Trend Signal that converges toward one indicates an upward trend and a Trend Signal that converges toward zero indicates a downward trend. Once the Trend Signal is calculated for each ETF, the previously determined base allocations are scaled by the Trend Signal by allocating more upward-trending securities to the Asset Portfolio. The magnitude of each position taken by the underlying index following the Trend Signal adjustment is then scaled to the Volatility Target based on a pro-rata volatility-scaling that seeks to achieve a balanced level of volatility in the underlying

March 2023 Page 2

Morgan Stanley Finance LLC

Market-Linked Notes due April 3, 2025

Based on the Value of the Morgan Stanley MAP Trend Index

index’s exposure to each of the ETFs. Once the composition of the Asset Portfolio is determined, the index value is equivalent to the sum of each Index Component’s market price less the excess return cost of SOFR plus 0.26% and the servicing cost of 0.85% per annum.

Please see “Underlying Index” beginning on page 16 for more information about the underlying index.

The original issue price of each note is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the notes, which are borne by you, and, consequently, the estimated value of the notes on the pricing date will be less than $1,000. We estimate that the value of each note on the pricing date will be approximately $975.40, or within $35.00 of that estimate. Our estimate of the value of the notes as determined on the pricing date will be set forth in the final pricing supplement.

What goes into the estimated value on the pricing date?

In valuing the notes on the pricing date, we take into account that the notes comprise both a debt component and a performance-based component linked to the underlying index. The estimated value of the notes is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying index, instruments based on the underlying index, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the notes?

In determining the economic terms of the notes, including the participation rate, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the notes would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the notes?

The price at which MS & Co. purchases the notes in the secondary market, absent changes in market conditions, including those related to the underlying index, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the notes are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the notes in the secondary market, absent changes in market conditions, including those related to the underlying index, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the notes, and, if it once chooses to make a market, may cease doing so at any time.

March 2023 Page 3

Morgan Stanley Finance LLC

Market-Linked Notes due April 3, 2025

Based on the Value of the Morgan Stanley MAP Trend Index

Key Investment Rationale

Market-Linked Notes offer investors exposure to the performance of the underlying index and provide for the repayment of principal at maturity. They are for investors who are concerned about principal risk but seek exposure to a multiple asset-linked index, who are willing to accept that the underlying index’s volatility target feature may reduce upside performance in bullish markets, and who are willing to forgo current income in exchange for the repayment of principal at maturity plus the potential to receive a supplemental redemption amount, if any, based on the performance of the underlying index.

Repayment of Principal

The notes offer investors 270% to 285% upside exposure to the performance of the underlying index, while providing for the repayment of principal in full at maturity, subject to our credit risk. The actual participation rate will be determined on the pricing date.

Exposure to the Morgan Stanley MAP Trend Index

The Morgan Stanley MAP Trend Index was established by Morgan Stanley on March 7, 2017 and employs a rules-based quantitative strategy that combines a risk-weighted approach to portfolio construction with a momentum-based, or trend-following, asset allocation methodology to construct a notional portfolio. In addition, the strategy imposes an overall volatility-targeting feature upon the resulting portfolio. The goal of the underlying index is to seek positive return opportunities in different market environments based upon recent trends in the underlying assets. The investment assumption underlying the allocation strategy is two-fold: that historical volatility of the underlying assets can be used to risk-weight a portfolio, and that past trends are likely to continue to be a good indicator of the future performance of that portfolio. See “Annex A—Morgan Stanley MAP Trend Index” beginning on page 24 and the “Risk Factors—There are risks associated with the underlying index” beginning on page 8 for more information.

Upside Scenario

The underlying index increases in value, and, at maturity, the notes pay the stated principal amount of $1,000 plus 270% to 285% of the appreciation of the underlying index. The actual participation rate will be determined on the pricing date. There is no limitation on the appreciation potential.

Par Scenario	The underlying index declines or does not appreciate in value, and, at maturity, the notes pay only the stated principal amount of $1,000.

March 2023 Page 4

Morgan Stanley Finance LLC

Market-Linked Notes due April 3, 2025

Based on the Value of the Morgan Stanley MAP Trend Index

Hypothetical Payout on the Notes

At maturity, for each $1,000 stated principal amount of notes that you hold, you will receive the stated principal amount of $1,000 plus a supplemental redemption amount, if any. The supplemental redemption amount will be calculated on the determination date as follows:

(i) $1,000 times (ii) the index percent change times (iii) the participation rate of 270% to 285%. The actual participation rate will be determined on the pricing date.

The payment due at maturity will not be less than $1,000 per note regardless of the performance of the underlying index.

The table below illustrates the payment at maturity for each note for a hypothetical range of index percent change and does not cover the complete range of possible payouts at maturity. The table assumes a hypothetical initial index value of 200 and a hypothetical participation rate of 270%.

Index percent change	Final index value	Stated principal amount	Supplemental redemption amount	Payment at maturity	Return on $1,000 note
60%	320	$1,000	$1,620.00	$2,620.00	162.00%
50%	300	$1,000	$1,350.00	$2,350.00	135.00%
40%	280	$1,000	$1,080.00	$2,080.00	108.00%
30%	260	$1,000	$810.00	$1,810.00	81.00%
20%	240	$1,000	$540.00	$1,540.00	54.00%
10%	220	$1,000	$270.00	$1,270.00	27.00%
0%	200	$1,000	$0.00	$1,000.00	0.00%
–10%	180	$1,000	$0.00	$1,000.00	0.00%
–20%	160	$1,000	$0.00	$1,000.00	0.00%
–30%	140	$1,000	$0.00	$1,000.00	0.00%
–40%	120	$1,000	$0.00	$1,000.00	0.00%
–50%	100	$1,000	$0.00	$1,000.00	0.00%
–60%	80	$1,000	$0.00	$1,000.00	0.00%
–70%	60	$1,000	$0.00	$1,000.00	0.00%

March 2023 Page 5

Morgan Stanley Finance LLC

Market-Linked Notes due April 3, 2025

Based on the Value of the Morgan Stanley MAP Trend Index

Risk Factors

This section describes the material risks relating to the notes. For further discussion of these and other risks you should read the section entitled “Risk Factors” in the accompanying product supplement and the accompanying prospectus. You should also consult with your investment, legal, tax, accounting and other advisers in connection with your investment in the notes.

Risks Relating to an Investment in the Notes

◼The notes do not pay interest and may not pay more than the stated principal amount at maturity. If the index percent change is less than or equal to 0%, you will receive only the stated principal amount of $1,000 for each note you hold at maturity. As the notes do not pay any interest, if the underlying index does not appreciate sufficiently over the term of the notes, the overall return on the notes (the effective yield to maturity) may be less than the amount that would be paid on a conventional debt security of ours of comparable maturity. The notes have been designed for investors who are willing to forgo market floating interest rates in exchange for a supplemental redemption amount, if any, based on the performance of the underlying index.

◼The market price of the notes will be influenced by many unpredictable factors. Several factors will influence the value of the notes in the secondary market and the price at which MS & Co. may be willing to purchase or sell the notes in the secondary market, including the value of the underlying index at any time, the volatility (frequency and magnitude of changes in value) of the underlying index, dividend rate on the exchange traded funds (“ETFs”) underlying the index, interest and yield rates in the market, actual or anticipated changes in the level of SOFR, the time remaining until the notes mature, geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying index or equities markets generally and which may affect the final index value of the underlying index and any actual or anticipated changes in our credit ratings or credit spreads. Generally, the longer the time remaining to maturity, the more the market price of the notes will be affected by the other factors described above. The value of the underlying index may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. See “Hypothetical Retrospective and Historical Information” below. You may receive less, and possibly significantly less, than the stated principal amount per note if you try to sell your notes prior to maturity.

◼The notes are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the notes. You are dependent on our ability to pay all amounts due on the notes at maturity and therefore you are subject to our credit risk. The notes are not guaranteed by any other entity. If we default on our obligations under the notes, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the notes prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the notes.

◼As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

March 2023 Page 6

Morgan Stanley Finance LLC

Market-Linked Notes due April 3, 2025

Based on the Value of the Morgan Stanley MAP Trend Index

◼The amount payable on the notes is not linked to the value of the underlying index at any time other than the determination date. The final index value will be based on the index closing value on the determination date, subject to postponement for non-index business days and certain market disruption events. Even if the value of the underlying index appreciates prior to the determination date but then drops by the determination date, the payment at maturity will be less, and may be significantly less, than it would have been had the payment at maturity been linked to the value of the underlying index prior to such drop. Although the actual value of the underlying index on the stated maturity date or at other times during the term of the notes may be higher than the final index value, the payment at maturity will be based solely on the index closing value on the determination date.

◼MS & Co., which is a subsidiary of Morgan Stanley and an affiliate of MSFL, is both the calculation agent and the underlying index publisher, and will make determinations with respect to the notes and the underlying index. As calculation agent, MS & Co. will determine the initial index value and the final index value, and will calculate the amount of cash you will receive at maturity. Determinations made by MS & Co. in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the alternative supplemental redemption amount in the event of a discontinuance of the underlying index or a market disruption event, may adversely affect the payout to you at maturity.

MS & Co. is also the underlying index publisher and retains the final discretion as to the manner in which the underlying index is calculated and constructed. The underlying index publisher may change the methodology of the underlying index or discontinue the publication of the underlying index without prior notice, and such changes or discontinuance may affect the value of the underlying index. The underlying index publisher’s calculations and determinations in relation to the underlying index shall be binding in the absence of manifest error.

In performing its duties as the calculation agent of the notes and the underlying index publisher, MS & Co. may have interests adverse to your interests, which may affect the value of the underlying index and the value of the notes.

◼The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the notes in the original issue price reduce the economic terms of the notes, cause the estimated value of the notes to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the notes in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the notes in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the notes less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the notes are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the notes in the secondary market, absent changes in market conditions, including those related to the underlying index, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

◼The estimated value of the notes is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain

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Morgan Stanley Finance LLC

Market-Linked Notes due April 3, 2025

Based on the Value of the Morgan Stanley MAP Trend Index

market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the notes than those generated by others, including other dealers in the market, if they attempted to value the notes. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your notes in the secondary market (if any exists) at any time. The value of your notes at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the notes will be influenced by many unpredictable factors” above.

◼Investing in the notes is not equivalent to investing in the underlying index. Investing in the notes is not equivalent to investing in the underlying index or its component ETFs. Investors in the notes will not have voting rights or rights to receive dividends or other distributions or any other right with respect to the component ETFs of the underlying index.

◼The notes will not be listed on any securities exchange and secondary trading may be limited. Accordingly, you should be willing to hold your notes for the entire 2-year term of the notes. The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. MS & Co. may, but is not obligated to, make a market in the notes and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the notes, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Since other broker-dealers may not participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the notes, it is likely that there would be no secondary market for the notes. Accordingly, you should be willing to hold your notes to maturity.

◼Hedging and trading activity by our affiliates could potentially adversely affect the value of the notes. One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the notes (and to other instruments linked to the underlying index or its component ETFs or the Morgan Stanley Two Year Treasury Index), including trading in the component ETFs and in other instruments related to the underlying index. As a result, these entities may be unwinding or adjusting hedge positions during the term of the notes, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the determination date approaches. Some of our affiliates also trade the component ETFs of the underlying index and other financial instruments related to the underlying index on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial index value, and, therefore, could increase the value at or above which the underlying index must close on the determination date before an investor receives a payment at maturity that exceeds the stated principal amount of the notes. Additionally, such hedging or trading activities during the term of the notes, including on the determination date, could adversely affect the closing value of the underlying index on the determination date, and, accordingly, the amount of cash an investor will receive at maturity.

Risks Relating to the Underlying Index

◼There are risks associated with the underlying index.

◼The level of the underlying index can go down as well as up. There can be no assurance that the underlying index will achieve positive returns. The underlying index tracks the performance of a rules-based investment methodology that selects a hypothetical portfolio of Underlying Assets to track. The performance of the underlying index will depend on the performance of that hypothetical portfolio minus the sum of an excess return cost of SOFR plus 0.26% and a servicing cost of 0.85% per annum. If the hypothetical portfolio declines in value, the index value will also decline. Even if the hypothetical

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Morgan Stanley Finance LLC

Market-Linked Notes due April 3, 2025

Based on the Value of the Morgan Stanley MAP Trend Index

portfolio increases in value, the index value will nevertheless decline if the increase in the value of the portfolio is not sufficient to overcome the deduction of the excess return cost of SOFR plus 0.26% and the servicing cost of 0.85% per annum. Accordingly, no assurance can be given that the underlying index will be successful or outperform any alternative strategy that might be employed in respect of the Index Components.

◼The base allocation of ETFs in the Asset Portfolio is determined in reference to each ETF’s Risk Budget and volatility. The base allocation of each ETF in the Asset Portfolio is determined in proportion to its pre-set Risk Budget. The Risk Budget was set by the Strategy Sponsor, does not change during the life of the underlying index and there is no guarantee that the Risk Budget allocated to each ETF is the optimal allocation. A higher or lower Risk Budget could result in increased investment in an ETF that performs poorly or insufficient investment in an ETF that performs well over the life of the underlying index. The base allocations of each ETF in the Asset Portfolio are then scaled relative to the other ETFs in the Asset Portfolio according to their volatility. The base allocation of each ETF can be higher or lower than its Risk Budget (However, after the entirety of the underlying index calculation is complete, no ETF’s exposure will exceed its maximum exposure cap.) Volatility calculations based on historical volatility presume that historical volatility is an accurate indication of current volatility. However, there is a time lag associated with the volatility calculation. There is no guarantee that the volatility in the preceding period is representative of the current volatility of the ETFs. Because the underlying index calculates realized volatility over approximately a one-year period, it may be some period of time before a recent increase in the volatility of the ETFs is sufficiently reflected in the calculation of realized volatility to cause a compensating change to the base allocation in the Asset Portfolio. Moreover, there is no guarantee that the one year look-back period for volatility utilized by the underlying index produces the most accurate measure of current volatility. Accordingly, no assurance can be given that each ETF’s Risk Budget and calculated volatility will result in the optimal base allocation.

◼There are risks associated with the underlying index’s momentum investment strategy. The underlying index is constructed using what is generally known as a momentum-based investment strategy. Momentum-based investing generally seeks to capitalize on positive trends in the prices of assets. As such, the composition of the underlying index is based on the historical performance of the ETFs over both long-term and short-term periods. However, there is no guarantee that trends existing in the preceding periods will continue in the future. A momentum-based strategy is different from a strategy that seeks long-term exposure to a notional portfolio consisting of constant components with fixed weights. The underlying index may fail to realize gains that could occur as a result of holding assets that have experienced price declines, but after which experience a sudden price spike. As a result, if market conditions do not represent a continuation of prior observed trends, the level of the underlying index, which is rebalanced based on prior trends, may decline. Additionally, even when the values of the ETFs tracked by the underlying index are trending downwards, the underlying index will continue to be composed of those ETFs until the next rebalancing. Furthermore, the equity and alternative asset classes of ETFs in the underlying index seek to capitalize on potential counter-trends in the short term. This could potentially result in a failure to maximize return on an ETF in the equity or alternative asset classes that consistently trends upward over the life of the underlying index. In this scenario, because the spot horizon is above the long-term horizon, it will never result in a Trend Signal of 1 because the short-term horizon value from 1 Strategy Business Day prior will consistently exceed the spot horizon value from 5 Strategy Business Days prior. This will result in substantially lower returns than if one were to hold an interest in the underlying ETF itself. Alternatively, this strategy could result in over-exposure to a steadily declining ETF. The Trend Signal in these asset classes will remain at 1 and the underlying index will remain fully exposed to an ETF’s decline until the ETF begins trending up and the short-term horizon exceeds the spot horizon or continues declining such that the spot horizon is below the long-term horizon. Even if the spot horizon falls below the long-term horizon, the underlying index will not fully divest its position until the spot horizon of the ETF is down compared to both the long-term horizon and the short-term horizon. No assurance can be given that the

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investment strategy used to construct the underlying index will outperform any alternative index that might be constructed from the Index Components.

◼Low volatility in the underlying index is not synonymous with low risk in an investment linked to the underlying index. For example, even if the volatility of the underlying index were to be in line with the Volatility Target, the underlying index level may decrease over time, which may result in a zero return on the notes.

◼While the underlying index has a Volatility Target of 5%, there can be no guarantee, even if the Asset Portfolio is rebalanced daily, that the realized volatility of the underlying index will not be less than or greater than 5%. In fact, the historical volatility of the underlying index, based on simulated returns, has generally been between 4% and 6%. Although the underlying index aims to ensure that its realized volatility does not exceed 5%, there is no guarantee that it will successfully do so. There is a time lag associated with the underlying index’s volatility control adjustments. Because realized volatility is measured over either approximately the prior month or two months for purposes of the volatility control feature, it may be some period of time before a recent increase in the volatility of the index ETFs is sufficiently reflected in the calculation of realized volatility to cause a compensating reallocation in the Asset Portfolio. During the intervening period, if the increased volatility is associated with a significant decline in the value of the index ETFs, the underlying index may in turn experience a significant decline without the reduction in exposure to the Index ETFs that the volatility control feature is intended to trigger. Moreover, the index ETFs during the earlier part of the relevant volatility period may be different than the current index ETFs, and if the earlier index ETFs were significantly less volatile than the current index ETFs, the underlying index may be slow to adjust to significant volatility in the current index ETFs. Furthermore, the fact that the underlying index applies a 5% volatility constraint in the selection of the Asset Portfolio is no assurance that the resulting selected portfolio will not experience volatility that is significantly greater than 5% in the future. An Asset Portfolio may experience greater volatility in the future because future market conditions may differ from past market conditions.

◼There can be no assurance that the actual volatility of the underlying index will be lower than the volatility of any or all of the Index Components. The underlying index’s exposure to each Index Component is adjusted through a volatility-scaling mechanism that seeks to target a volatility of 5% for the underlying index. However, as the volatility-scaling mechanism looks to trends that have occurred in the past to then make adjustments to future positions, it is unlikely that the underlying index will achieve the target volatility in any Index Component for any given period of time. The actual volatility achieved by the underlying index overall, as well as the volatility achieved for each Index Component, will likely differ – perhaps significantly – from the Volatility Target.

◼The volatility target feature of the underlying index may dampen its performance in bullish markets. The underlying index is designed to achieve a Volatility Target of 5% regardless of the direction of price movements in the market. Therefore, in bullish markets, if the realized volatility is higher than the Volatility Target, the adjustments to the Asset Portfolio of the underlying index through Daily Rebalancing might dampen the performance of the underlying index. The selection of the Index Components, as well as the Volatility Target feature, may cause the underlying index to underperform one or more of the Index Components.

◼The value of the underlying index and any instrument linked to the underlying index may increase or decrease due to a number of factors, many of which are beyond our control. The nature and weighting of the ETFs can vary significantly, and no assurance can be given as to the allocation of any ETF at any time.

◼The future performance of the underlying index may bear little or no relation to the historical or hypothetical retrospective performance of the underlying index. Among other things, the trading prices of the ETFs and the dividends paid on the ETFs will impact the level and the volatility of the underlying index. It is impossible to predict whether the level of the underlying index will rise or fall. The fact that a given allocation among the Asset Portfolio performed well over any look-back period

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does not mean that such allocation will continue to perform well in the future. Future market conditions may differ from past market conditions, and the conditions that may have caused the favorable historical performance may no longer exist. Furthermore, by continually seeking to track the Asset Portfolio that would have been the best-performing portfolio (subject to constraints) over a look-back period, the underlying index may perpetually be too late, and it may perpetually “buy high.” By the time the underlying index hypothetically invests in a portfolio of ETFs, the ETFs in that portfolio may already have experienced significant appreciation. The underlying index may therefore perpetually make hypothetical investments in portfolios when they are expensive, which may lead to poor returns.

◼The underlying index is particularly susceptible to “choppy” markets. Past performance is particularly likely to be a poor indicator of future performance in “choppy” markets, which are characterized by short-term volatility and the absence of consistent long-term performance trends. In such markets, strategies that use past performance as an indicator of future performance, such as that followed by the underlying index, are subject to “whipsaws,” which occur when the market reverses and does the opposite of what is indicated by past performance. The underlying index may experience significant declines in such markets.

◼The underlying index has fixed weighting constraints. The index applies limits to the weight that may be assigned to each ETF. These limits are fixed and may skew the allocations among the ETFs in a way that reduces the potential performance of the underlying index. For example, because of the weighting constraints, the underlying index may not allocate all of its exposure to the single ETF with the best performance over the prior six months, even if that ETF had a realized volatility of less than 5%. Instead, the weighting constraints require the underlying index to spread its exposure over all the ETFs, even if one or more of those ETFs had unfavorable returns over the relevant look-back period. Additionally, the weighting constraints mean that the underlying index must have some exposure to all of the ETFs at all times, even when there is no Asset Portfolio that would be expected to appreciate because all are in decline. The underlying index will not take a “short” position in any Index Component, even if the relevant Index Component displays a negative performance over the relevant look-back period.

◼The underlying index was established on March 7, 2017 and therefore has a very limited history. The performances of the underlying index and some of the component data have been retrospectively simulated for the period from January 1, 2004 to March 7, 2017. As such, performance for periods prior to the establishment of the underlying index has been retrospectively simulated by Morgan Stanley & Co. LLC on a hypothetical basis. A retrospective simulation means that no actual investment which allowed a tracking of the performance of the underlying index existed at any time during the period of the retrospective simulation. The methodology and the underlying index used for the calculation and retrospective simulation of the underlying index has been developed with the advantage of hindsight. In reality, it is not possible to invest with the advantage of hindsight and therefore this historical performance is purely theoretical and may not be indicative of future performance. In addition, the Morgan Stanley Two Year Treasury Index and certain ETFs included in the Index Components existed for only a portion of the period for which Morgan Stanley & Co. LLC has calculated hypothetical retrospective values. For any period during which data for the Morgan Stanley Two Year Treasury Index or one or more ETFs did not exist, the historical simulation is based on (i) the value of the Morgan Stanley Two Year Treasury Index based on simulated historical performance and (ii) the value of each ETF’s benchmark index less the relevant ETF’s current expense ratio. Investors should be aware that no actual investment which allowed a tracking of the performance of the underlying index was possible at any time prior to March 7, 2017. Such data must be considered illustrative only. The historical data may not reflect future performance and no assurance can be given as to the level of the underlying index at any time. Because the Morgan Stanley Two Year Treasury Index and certain ETFs included in the Index Components existed for only a portion of the back-tested period, substitute data have been used for portions of the simulation. Wherever data for the Morgan Stanley Two Year Treasury Index or one or more ETFs did not exist, the simulation has included (i) the value of the Morgan Stanley Two Year Treasury Index based on simulated historical performance and (ii) the value of each ETF’s benchmark index less the relevant current expense ratio. The ETFs (and

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corresponding fund inception dates) for which substitute data have been used for all periods prior to the relevant inception date are: USMV (October 20, 2011), DVY (November 7, 2003), HYG (April 11, 2007), AGG (September 26, 2003), EMB (December 19, 2007), TIP (December 5, 2003), PFF (March 30, 2007), GLD (November 18, 2004), USO (April 10, 2006), VNQ (September 29, 2004) and UUP (February 20, 2007).

◼As the underlying index is new and has very limited actual historical performance, any investment in the underlying index may involve greater risk than an investment in an index with longer actual historical performance and a proven track record. All information regarding the performance of the underlying index prior to March 7, 2017 is hypothetical and back-tested, as the underlying index did not exist prior to that time. It is important to understand that hypothetical back-tested index performance information is subject to significant limitations, in addition to the fact that past performance is never a guarantee of future performance. In particular:

◼Morgan Stanley & Co. International plc developed the rules of the underlying index with the benefit of hindsight—that is, with the benefit of being able to evaluate how the underlying index rules would have caused the underlying index to perform had it existed during the hypothetical back-tested period.

◼According to Morgan Stanley & Co. International plc, for time periods prior to the launch of an Index Component and that Index Component’s initial satisfaction of a minimum liquidity standard, the hypothetical back-tested data included in this note were calculated using alternative performance information derived from a related index, after deducting hypothetical fund fees, rather than the performance information for that Index Component. This alternative performance information may differ, perhaps significantly, from the manner in which the relevant Index Components would have performed during the relevant period. As a result, the hypothetical back-tested index performance information, to the extent that it utilizes this alternative performance information, may not reflect how the underlying index would have performed had it instead utilized the actual performance of the relevant Index Components.

◼Certain of the Index Components have changed the underlying indices that they seek to track or track underlying indices that have made changes to their rules. As a result of these changes, the underlying indices to be tracked in the future by certain of the Index Components differ in certain respects from the underlying indices tracked by the same Index Components during certain portions of the back-tested period. The sponsor of any Index Component or its underlying index may make additional changes in the future. The hypothetical back-tested index performance may not reflect how the underlying index would have performed had the relevant Index Components tracked the same underlying indices (with the same rules) during the full back-tested period that they will track in the future.

◼The hypothetical back-tested performance of the underlying index might look different if it covered a different historical period. The market conditions that existed during the historical period covered by the hypothetical back-tested index performance information in this note are not necessarily representative of the market conditions that will exist in the future.

It is impossible to predict whether the underlying index will rise or fall. The actual future performance of the underlying index may bear little relation to the historical or hypothetical back-tested levels of the underlying index.

◼The underlying index is reduced by an excess return cost.  The level of the underlying index is calculated as the excess of the weighted return of the Asset Portfolio over an equivalent cash investment receiving SOFR plus 0.26%. As a result, the level of the underlying index reflects a deduction of SOFR plus 0.26% that would apply to such a cash investment, and is therefore less than the return on the weighted Asset Portfolio absent such excess return cost. Changes in SOFR will affect the value of the underlying index. In particular, an increase in SOFR will negatively affect the value of the underlying index. Interest rates, especially short-term rates such as SOFR, are significantly influenced by the Federal Reserve’s monetary policy. Although the Federal Reserve has

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maintained interest rates at relatively low levels in recent years, the Federal Reserve may change its monetary policy at any time. The Federal Reserve has recently begun to raise interest rates and may continue to do so in the future. If the Federal Reserve raises interest rates again, or if interest rates otherwise rise, the underlying index may be adversely affected. You should understand that interest rates are influenced by matters other than the Federal Reserve’s monetary policy, and that interest rates may increase even if monetary policy does not change. For example, interest rates may be sensitive to perceptions about the creditworthiness of the U.S. government. In 2011, Standard & Poor’s downgraded the U.S. government’s credit rating. Any further downgrades in the credit rating or perceived creditworthiness of the U.S. government could increase the U.S. government’s borrowing rates, which could have ripple effects that increase general interest rates, including SOFR.

◼The underlying index contains embedded costs. In addition to the excess return deduction, as described in more detail under “Annex A—Morgan Stanley MAP Trend Index” below, the underlying index contains an embedded servicing cost of 0.85% per annum, calculated on a daily basis. Such cost is deducted when calculating the level of the underlying index and will thus reduce the return of the underlying index.

◼An investment in the notes involves risks associated with emerging markets equities and bonds, currency exchange rates and commodities. ETFs representing foreign equities (including emerging markets equities) can constitute up to 10% of the underlying index. The underlying index can also consist of certain ETFs representing emerging markets bonds. Therefore, an investment in the notes involves risks associated with the securities markets in those foreign markets and emerging markets countries, including but not limited to risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. The prices of securities issued in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. In addition, because the price of an ETF representing foreign securities is generally related to the U.S. dollar value of securities underlying the index tracked by such ETF, an investment in the notes involve currency exchange rate risk with respect to each of the currencies in which such securities trade. Exchange rate movements for a particular currency are volatile and are the result of numerous factors including the supply of, and the demand for, those currencies, as well as relevant government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to the relevant region.

In addition, potential underlying index components also include ETFs representing commodities and thus investors in instruments linked to the underlying index are exposed to risks associated with commodities. Investments linked to the prices of commodities are subject to sharp fluctuations in the prices of commodities over short periods of time for a variety of factors, including: changes in supply and demand relationships; weather; climatic events; the occurrence of natural disasters; wars; political and civil upheavals; acts of terrorism; trade, fiscal, monetary, and exchange control programs; domestic and foreign political and economic events and policies; disease; pestilence; technological developments; changes in interest rates; and trading activities in commodities and related contracts. These factors may affect the prices of commodities and therefore the value of the underlying index and the notes, in varying and potentially inconsistent ways.

◼Changes in the value of the Index Components may offset each other. Because the Index Components represent a range of asset classes and geographic regions, price movements of Index Components representing different asset classes or geographic regions may not correlate with each other. At a time when the value of an Index Component representing a particular asset class or geographic region increases, the value of other Index Components representing different asset classes or geographic regions may not increase as much or may decline. Therefore, in calculating the level of the underlying index, increases in the value of some of the Index Components may be moderated, or more than offset, by lesser increases or declines in the level of other Index Components.

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◼The Morgan Stanley Two Year Treasury Index can produce negative returns, which may have an adverse effect on the level of the respective Sub-Indices, and consequently, the level of the index. The Index methodology for the Morgan Stanley Two Year Treasury Index was developed based on historical data and conditions, and there can be no assurances that the methodology can generate positive performance in the future. Therefore, the past performance of the Morgan Stanley Two Year Treasury Index, whether actual or retrospectively calculated, is not a reliable indication of future performance. Poor performance by the Morgan Stanley Two Year Treasury Index will have a negative effect on the performance of the respective Sub-Indices, and consequently on the performance of the index.

◼Adjustments to the underlying index could adversely affect the value of instruments linked to the underlying index. Morgan Stanley & Co. LLC, as the Calculation Agent and the Index Sponsor, can add, delete and/or substitute the Index Components, and can make other methodological changes, including as required by certain events relating to the Index Components. Any of these actions could adversely affect the value of instruments linked to the underlying index. Morgan Stanley & Co. LLC may also discontinue or suspend calculation or publication of the underlying index at any time. Morgan Stanley & Co. LLC could have an economic interest that is different than that of investors in instruments linked to the underlying index.

◼Investing in the notes is not equivalent to investing in the underlying index. Investing in the notes is not equivalent to investing in the underlying index or its component ETFs or the Morgan Stanley Two Year Treasury Index. Investors in the notes will not have voting rights or rights to receive dividends or other distributions or any other right with respect to the component ETFs of the underlying index. See “Hypothetical Examples” above.

◼Reliance on information. Unless otherwise stated, all calculations are based on information obtained from various publicly-available sources. Morgan Stanley has relied on these sources and not independently verified the information extracted from these sources. Morgan Stanley shall not be liable in any way for any calculations it performs in reliance on such information. The information used to undertake the Daily Rebalancings for the underlying index will be the most up-to-date information available.

◼Research. Morgan Stanley may issue research reports on securities that are, or may become, constituents of an Index Component or an Index Component. These reports are entirely independent of the calculation agent’s obligations hereunder. Morgan Stanley will be under no obligation to make any adjustments to the underlying index or to reflect any change in outlook by Morgan Stanley Research.

◼If the underlying index is discontinued and no successor index is available, at maturity, Morgan Stanley will pay an alternative supplemental redemption amount, if any, in lieu of the supplemental redemption amount. If MS & Co., as the underlying index publisher, discontinues publication of the underlying index and, as the calculation agent, determines in its sole discretion that no successor index is available, no supplemental redemption amount will be paid on the notes. Instead, on the date of such determination, the calculation agent will determine, in good faith and in a commercially reasonable manner, an alternative supplemental redemption amount, which will equal its estimate of the value, if any, of the investors’ forgone opportunity to receive any supplemental redemption amount, determined by reference to the calculation agent’s pricing models, inputs, assumptions about future market conditions including, without limitation, the volatility of the underlying index and its components and current and expected interest rates. The alternative supplemental redemption amount, if any, will be paid at maturity in addition to the stated principal amount of the notes. As a result, investors will have no more exposure to the underlying index once the calculation agent determines that no successor index is available to replace the discontinued underlying index, but will not receive the alternative supplemental redemption amount until the maturity date. See “Additional Information About the Notes—Discontinuance of the underlying index” below.

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◼Adjustments to the underlying index could adversely affect the value of the notes. MS & Co., as the underlying index publisher, can add, delete or substitute the Index Components, and can make other methodological changes required by certain events relating to the Index Components. Any of these actions could adversely affect the value of the notes. The underlying index publisher may also discontinue or suspend calculation or publication of the underlying index at any time. In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued index. MS & Co., in its capacity as both the calculation agent for the notes and underlying index publisher, could have an economic interest that is different than that of investors in the notes.

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Underlying Index

Morgan Stanley MAP Trend Index

The Morgan Stanley MAP Trend Index has been developed by and is calculated, published and rebalanced by MS & Co. as the “underlying index publisher.” The index employs a rules-based quantitative strategy that combines a risk-weighted approach to portfolio construction with a momentum-based, or trend-following, asset allocation methodology to construct a notional portfolio.  In addition, the strategy imposes an overall volatility-targeting feature upon the resulting portfolio.  The goal of the index is to maximize returns for a given level of risk based upon recent trends in the underlying assets. The investment assumption underlying the allocation strategy is two-fold: that historical volatility of the underlying assets can be used to risk-weight a portfolio, and that past trends are likely to continue to be a good indicator of the future performance of that portfolio. The index therefore seeks to capture returns by taking risk-weighted positions indicated by such trends. For additional information about the Morgan Stanley MAP Trend Index, see the information set forth under “Annex A—Morgan Stanley MAP Trend Index” below.

Hypothetical Retrospective and Historical Information

The inception date for the underlying index was March 7, 2017. The information regarding the underlying index prior to March 7, 2017 is a hypothetical retrospective simulation calculated by the underlying index publisher, using the same methodology as is currently employed for calculating the underlying index based on historical data. A retrospective simulation means that no actual investment which allowed a tracking of the performance of the index existed at any time during the period of the retrospective simulation. In addition, the Morgan Stanley Two Year Treasury Index and certain ETFs included in the Index Components existed for only a portion of period for which the underlying index publisher calculates hypothetical retrospective values. For any period during which data for the Morgan Stanley Two Year Treasury Index or one or more ETFs did not exist, the historical simulation is based on (i) the value of the Morgan Stanley Two Year Treasury Index based on simulated historical performance and (ii) the value of each such ETF’s benchmark index less the relevant ETF’s current expense ratio. The ETFs (and corresponding fund inception dates) for which data have been used for all periods prior to the relevant inception date are: USMV (October 20, 2011), DVY (November 7, 2003), HYG (April 11, 2007), AGG (September 26, 2003), EMB (December 19, 2007), TIP (December 5, 2003), PFF (March 30, 2007), GLD (November 18, 2004), USO (April 10, 2006), VNQ (September 29, 2004) and UUP (February 20, 2007). Therefore, information regarding the underlying index prior to March 7, 2017 is hypothetical only and does not reflect actual historical performance. Investors should be aware that no actual investment which allowed a tracking of the performance of the underlying index was possible at any time prior to March 7, 2017. Such data must be considered illustrative only.

You should not take the historical or hypothetical retrospective values of the underlying index as an indication of its future performance.

Information as of market close on February 23, 20233:

Bloomberg Ticker Symbol:	MSUSMAPT
Current Index Value:	222.38

The following graph sets forth the hypothetical retrospective and historical daily closing values of the underlying index for the period from January 1, 2004 through February 23, 20233. The related table sets forth the hypothetical retrospective and historical high and low closing values, as well as end-of-quarter closing values, of the underlying index for each quarter from January 1, 2018 through February 23, 20233. The closing value of the index on February 23, 20233 was 222.38. The underlying index was established on March 7, 2017. The information prior to March 7, 2017 is a hypothetical retrospective simulation calculated by the underlying index publisher and must be considered illustrative only.

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Morgan Stanley MAP Trend Index Hypothetical Retrospective and Historical Performance Daily Closing Values January 1, 2004 to February 23, 20233

*The red vertical line indicates March 7, 2017, which is the date on which the underlying index was established.

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Morgan Stanley MAP Trend Index	High	Low	Period End
2018
First Quarter	227.03	216.04	218.21
Second Quarter	220.19	216.12	218.55
Third Quarter	223.76	218.74	223.29
Fourth Quarter	223.03	206.39	210.06
2019
First Quarter	221.42	210.46	221.42
Second Quarter	228.13	219.33	227.22
Third Quarter	235.94	226.90	232.48
Fourth Quarter	235.29	230.67	234.65
2020
First Quarter	242.07	223.17	226.41
Second Quarter	231.08	226.55	231.08
Third Quarter	238.55	231.13	234.57
Fourth Quarter	242.28	232.08	242.28
2021
First Quarter	246.48	239.84	242.50
Second Quarter	250.10	241.72	249.95
Third Quarter	255.26	247.01	247.01
Fourth Quarter	255.50	246.58	252.33
2022
First Quarter	252.05	237.33	240.22
Second Quarter	241.04	225.75	228.20
Third Quarter	232.46	218.65	218.65
Fourth Quarter	227.00	218.51	222.98
2023
First Quarter (through February 23, 20233)	228.32	221.97	222.38

The underlying index was established on March 7, 2017. The information prior to March 7, 2017 is a hypothetical retrospective simulation calculated by the underlying index publisher and must be considered illustrative only.

Hypothetical Underlying Index Return

The following table shows the hypothetical return on the underlying index from January 1, 2004 to February 23, 20233. Because the publication of the underlying index began on March 7, 2017, the return on the underlying index shown below is retrospectively simulated. No actual investment which allowed a tracking of the performance of the underlying index was possible at any time prior to March 7, 2017. Because the Morgan Stanley Two Year Treasury Index and certain ETFs included in the Index Components existed for only a portion of the back-tested period, substitute data have been used for portions of the simulation.

		Index Returns[1]
	1/1/2004–2/23/2023	2004	2005	2006	2007	2008	2009	2010	2011	2012	2013	2014	2015	2016	2017	2018	2019	2020	2021	2022	2023[2]
Returns	4.07%	8.30%	3.10%	5.04%	3.19%	2.81%	5.13%	12.77%	6.51%	7.01%	7.32%	8.57%	-2.94%	5.59%	7.39%	-6.09%	11.71%	3.24%	4.15%	-11.66%	0.27%

Data based on simulated returns from January 1, 2004 to March 7, 2017 and actual returns thereafter.

1 All returns except year-to-date 2023 returns are annualized.

2 Year-to-date 2023 returns are not annualized.

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Additional Terms of the Notes

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Terms:
If the terms described herein are inconsistent with those described in the accompanying product supplement or prospectus, the terms described herein shall control.
Denominations:	$1,000 and integral multiples thereof
Interest:	None
Underlying index publisher:	MS & Co., or any successor thereof
Bull or bear notes:	Bull notes
Call right:	The notes are not callable prior to the maturity date.
Market disruption event:

The following provision supersedes in its entirety “Description of Equity-Linked Notes—General Terms of the Notes—market disruption event” in the accompanying product supplement:

“Market disruption event” means the occurrence or existence of any of the following events with respect to any ETF included in the underlying index, as determined by the calculation agent in its sole discretion:

(i) (a) the occurrence or existence of a suspension, absence or material limitation of trading of the ETF on the primary market for the ETF for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session in such market; or

(b) a breakdown or failure in the price and trade reporting systems of the primary market for the ETF as a result of which the reported trading prices for the ETF during the last one-half hour preceding the close of the principal trading session in such market are materially inaccurate; or the suspension, absence or material limitation of trading on the primary market for trading in futures or options contracts related to the ETF, if available, during the one-half hour period preceding the close of the principal trading session in the applicable market; or

(c) the suspension, material limitation or absence of trading on any major U.S. securities market for trading in futures or options contracts related to, if applicable, the ETF underlying index or the ETF for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market; and

(ii) a determination by the calculation agent in its sole discretion that any event described in clause (a), (b) or (c) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to the notes.

For the purpose of determining whether a market disruption event exists at any time, if trading in an ETF included in the underlying index is materially suspended or materially limited at that time, then the relevant percentage contribution of that ETF to the value of the underlying index shall be based on a comparison of (x) the portion of the value of the underlying index attributable to that ETF relative to (y) the overall value of the underlying index, in each case immediately before the suspension or limitation.

For the purpose of determining whether a market disruption event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the relevant exchange or market, (2) a decision to permanently discontinue trading in the ETF or in futures or options contract related to the ETF underlying index or the ETF will not constitute a market disruption event, (3) a suspension of trading in futures or options contracts on the ETF underlying index or the ETF by the primary securities market trading in such contracts by reason of (a) a price change exceeding limits set by such securities exchange or market, (b) an imbalance of orders relating to such contracts or (c) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in futures or options contracts related to the ETF underlying index or the ETF and (4) a “suspension, absence or material limitation of trading” on any relevant exchange or on the primary market on which futures or options contracts related to the ETF underlying index or the ETF are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Relevant exchange:

The following provision supersedes in its entirety “Description of Equity-Linked Notes—General Terms of the Notes—relevant exchange” in the accompanying product supplement:

The primary exchange(s) or market(s) of trading for any ETF then-included in the underlying index, or any successor index.

Postponement of determination date:

If a market disruption event with respect to the underlying index occurs on the scheduled determination date, or if the scheduled determination date is not an index business day, the index closing value for such day shall be determined on the immediately succeeding index business day on which no market disruption event shall have occurred with respect to the underlying index; provided that the final index value shall not be determined on a date later than the fifth scheduled index

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business day after the scheduled determination date, and if such date is not an index business day, or if there is a market disruption event on such date, the calculation agent shall determine the final index value using the index closing value as determined by the calculation agent in accordance with the formula for calculating the underlying index last in effect prior to the commencement of the market disruption event (or prior to the non-index business day), without rebalancing or substitution, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension, limitation or non-Index business day) on such date of each ETF most recently constituting the underlying index.

Postponement of maturity date:

If the determination date is postponed so that it falls less than two business days prior to the scheduled maturity date, the maturity date will be postponed to the second business day following the determination date as postponed.

Discontinuance of the underlying index:

The following provision supersedes in its entirety “Description of Equity-Linked Notes—Discontinuance of Any Underlying Index or Basket Index; Alteration of Method of Calculation” in the accompanying product supplement:

If the underlying index publisher discontinues publication of the underlying index and such underlying index publisher or another entity publishes a successor or substitute index that MS & Co., as the calculation agent, determines, in its sole discretion, to be comparable to the discontinued underlying index (such index being referred to herein as a “successor index”), then any subsequent index closing value will be determined by reference to the published value of such successor index at the regular weekday close of trading on any index business day that the index closing value is to be determined, and, to the extent the index closing value of such successor index differs from the index closing value of the underlying index at the time of such substitution, a proportionate adjustment will be made by the calculation agent to the initial index value.

Upon any selection by the calculation agent of a successor index, the calculation agent will cause written notice thereof to be furnished to the trustee, to us and to The Depositary Trust Company, New York, New York (“DTC”), as holder of such notes, within three business days of such selection. We expect that such notice will be made available to you, as a beneficial owner of the relevant notes, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

If the underlying index publisher discontinues publication of the underlying index and the calculation agent determines, in its sole discretion, that no successor index is available, then, on the date of such determination, the calculation agent will determine, in good faith and in a commercially reasonable manner, an alternative supplemental redemption amount, which will equal its estimate of the value, if any, of the investors’ forgone opportunity to receive any supplemental redemption amount, determined by reference to the calculation agent’s pricing models, inputs, assumptions about future market conditions including, without limitation, the volatility of the MAP Trend Index and its components and current and expected interest rates. The alternative supplemental redemption amount, if any, will be paid at maturity in addition to the stated principal amount of the notes.

Equity-linked notes:

All references to “equity-linked notes” or related terms in the accompanying product supplement for equity-linked notes shall be deemed to refer to market-linked notes when read in conjunction with this document.

Trustee:	The Bank of New York Mellon
Calculation agent:

The calculation agent for the notes will be MS & Co. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the trustee and us.

All calculations with respect to the notes shall be made by the calculation agent and shall be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable for each stated principal amount of the notes shall be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate principal amount of the notes shall be rounded to the nearest cent, with one-half cent rounded upward.

Because the calculation agent is our affiliate, the economic interests of the calculation agent and its affiliates may be adverse to your interests as an investor in the notes, including with respect to certain determinations and judgments that the calculation agent must make in determining the payment that you will receive on the notes and whether a market disruption event has occurred. See “Market disruption event” and “Discontinuance of the underlying index; alteration of method of calculation” above. MS & Co. is obligated to carry out its duties and functions as calculation agent in good faith and using its reasonable judgment.

Issuer notice to registered note holders, the trustee and the depositary:

In the event that the maturity date is postponed due to postponement of the determination date, the issuer shall give notice of such postponement and, once it has been determined, of the date to which the maturity date has been rescheduled (i) to each registered holder of the notes by mailing notice of such postponement by first class mail, postage prepaid, to such registered holder’s last address as it shall appear upon the registry books, (ii) to the trustee by facsimile, confirmed by mailing such notice to the trustee by first class mail, postage prepaid, at its New York office and (iii) to The Depository

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Trust Company (the “depositary”) by telephone or facsimile, confirmed by mailing such notice to the depositary by first class mail, postage prepaid. Any notice that is mailed to a registered holder of the notes in the manner herein provided shall be conclusively presumed to have been duly given to such registered holder, whether or not such registered holder receives the notice. The issuer shall give such notice as promptly as possible, and in no case later than (i) with respect to notice of postponement of the maturity date, the business day immediately preceding the scheduled maturity date, and (ii) with respect to notice of the date to which the maturity date has been rescheduled, the business day immediately following the actual determination date for determining the final index value.

The issuer shall, or shall cause the calculation agent to, (i) provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to the depositary of the payment at maturity on or prior to 10:30 a.m. (New York City time) on the business day preceding the maturity date, and (ii) deliver the aggregate cash amount due with respect to the notes to the trustee for delivery to the depositary, as holder of the notes, on the maturity date.

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Additional Information About the Notes

Additional Information:
Minimum ticketing size:	$1,000 / 1 note
Tax considerations:

In the opinion of our counsel, Davis Polk & Wardwell LLP, the notes should be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying product supplement called “United States Federal Taxation—Tax Consequences to U.S. Holders.” Under this treatment, if you are a U.S. taxable investor, you generally will be subject to annual income tax based on the “comparable yield” (as defined in the accompanying product supplement) of the notes, adjusted upward or downward to reflect the difference, if any, between the actual and projected amount of the payments on the notes. The comparable yield will be determined on the pricing date and may be significantly higher or lower than the comparable yield if the notes were priced on the date hereof. The comparable yield and the projected payment schedule (or information about how to obtain them) will be provided in the final pricing supplement. In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income.

You should read the discussion under “United States Federal Taxation” in the accompanying product supplement concerning the U.S. federal income tax consequences of an investment in the notes.

The comparable yield and the projected payment schedule will not be provided for any purpose other than the determination of U.S. Holders’ accruals of interest income and adjustments thereto in respect of the notes for U.S. federal income tax purposes, and we make no representation regarding the actual amount of the payments that will be made on the notes.

If you are a non-U.S. investor, please also read the section of the accompanying product supplement called “United States Federal Taxation—Tax Consequences to Non-U.S. Holders.”

As discussed in the accompanying product supplement, Section 871(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Subject to certain exceptions, Section 871(m) generally applies to securities that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, pursuant to an Internal Revenue Service (“IRS”) notice, Section 871(m) will not apply to securities issued before January 1, 2025 that do not have a delta of one with respect to any Underlying Security. Based on the terms of the notes and current market conditions, we expect that the notes will not have a delta of one with respect to any Underlying Security on the pricing date. However, we will provide an updated determination in the final pricing supplement. Assuming that the notes do not have a delta of one with respect to any Underlying Security, our counsel is of the opinion that the notes should not be Specified Securities and, therefore, should not be subject to Section 871(m). Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

You should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of an investment in the notes, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying product supplement, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the notes.

Use of proceeds and hedging:

The proceeds from the sale of the notes will be used by us for general corporate purposes. We will receive, in aggregate, $1,000 per note issued, because, when we enter into hedging transactions in order to meet our obligations under the notes, our hedging counterparty will reimburse the cost of the agent’s commissions. The costs of the notes borne by you and described beginning on page 3 above comprise the agent’s commissions and the cost of issuing, structuring and hedging the notes.

We will use 0.15% of the aggregate principal amount to support underserved communities through philanthropy to organizations that drive social justice and promote racial/gender equity with a focus on educational attainment, the racial wealth gap, and health and wellness. We will be making the contribution from our proceeds from the sale of the notes. The total amount utilized for this effort in the first quarter of 2023 will be up to $1 million across all relevant issuances by the issuer. For the avoidance of doubt, if the total amount utilized for this effort reaches $1 million prior to the pricing date, your investment in these notes will not result in incremental proceeds being allocated to this effort. The notes have not been designed to meet any specific ESG criteria.

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On or prior to the pricing date, we expect to hedge our anticipated exposure in connection with the notes by entering into hedging transactions with our affiliates and/or third-party dealers. We expect our hedging counterparties to take positions in the component ETFs of the underlying index, in options contracts on the component ETFs, or in any other available securities or instruments that they may wish to use in connection with such hedging. Such purchase activity could increase the value of the underlying index on the pricing date, and, therefore, the value at or above which the underlying index must close on the determination date before you would receive at maturity a payment that exceeds the stated principal amount of the notes. In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the notes, including on the determination date, by purchasing and selling the component ETFs or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities. As a result, these entities may be unwinding or adjusting hedge positions during the term of the notes, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the determination date approaches. We cannot give any assurance that our hedging activities will not affect the value of the underlying index, and, therefore, adversely affect the value of the notes or the payment you will receive at maturity. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying product supplement.

Additional considerations:

Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the notes, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:

MS & Co. expects to sell all of the notes that it purchases from us to an unaffiliated dealer at a price of $ per note, for further sale to certain fee-based advisory accounts at the price to public of $1,000 per note. MS & Co. will not receive a sales commission with respect to the notes.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the notes. When MS & Co. prices this offering of notes, it will determine the economic terms of the notes, including the participation rate, such that for each note the estimated value on the pricing date will be no lower than the minimum level described in “Investment Summary” beginning on page 2.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement.

Where you can find more information:

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the product supplement for Equity-Linked Notes) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the product supplement for Equity-Linked Notes and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov. Alternatively, Morgan Stanley, MSFL, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the product supplement for Equity-Linked Notes if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at.www.sec.gov as follows:

Product Supplement for Equity-Linked Notes dated November 16, 2020

Prospectus dated November 16, 2020

Terms used but not defined in this document are defined in the product supplement for Equity-Linked Notes or in the prospectus.

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Annex A—Morgan Stanley MAP Trend Index

Overview

 The Morgan Stanley MAP Trend Index (the “Index”) has been developed by and is calculated, published and maintained by Morgan Stanley & Co. LLC. MAP stands for “Multi-Asset Portfolio.” The Index was established by Morgan Stanley on March 7, 2017 and employs a rules-based quantitative strategy (the “Index Methodology”) that combines a risk-weighted approach to portfolio construction with a momentum-based, or trend-following, asset allocation methodology to construct a notional portfolio.  In addition, the strategy imposes an overall volatility-targeting feature upon the resulting portfolio.  The goal of the Index is to maximize returns for a given level of risk based upon recent trends in the underlying assets. The investment assumption underlying the allocation strategy is two-fold: that historical volatility of the underlying assets can be used to risk-weight a portfolio, and that past trends are likely to continue to be a good indicator of the future performance of that portfolio. The Index therefore seeks to capture returns by taking risk-weighted positions indicated by such trends. As the portfolio is risk-weighted based upon a pre-set allocation as modified by recent volatility, increased volatility in an underlying asset will result in reduced exposure to that asset, potentially at a time when that asset then increases in value; at the same time, lower volatility will result in higher exposure, potentially at a time when the asset starts to decline in value.  In addition, as a trend-following, momentum-based index, the Index will tend to perform well when prices on the relevant ETFs are steadily trending either up or down. On the other hand, the Index will likely perform poorly when prices on the relevant ETFs do not move in a consistent manner, and, in particular, when they experience sharp reversals, in which case the Index will likely allocate to ETFs that trended upward, but that are now declining. In addition, sharp, correlated reversals in the equity markets as a whole will also have an adverse effect on the level of the Index, as any diversification benefits inherent in investing in a variety of ETFs will be lost.

 The components of the Index consist of (i) 20 U.S.-listed exchange traded funds (“ETFs”), representing U.S. and non-U.S. equities, fixed income securities, commodities and real estate, and (ii) the Morgan Stanley Two Year Treasury Index (collectively, the “Index Components”). The notional portfolio constructed by the Index Methodology of Index Components is referred to as the “Asset Portfolio.” The Asset Portfolio will consist of long-only positions in each Index Component, and each Index Component except for the Morgan Stanley Two Year Treasury Index is subject to a maximum exposure cap. The actual number of ETFs represented in the Asset Portfolio will be determined according to the Index Methodology but will likely be less than 20 at any one time and, if all the ETFs are trending down, could be only the Morgan Stanley Two Year Treasury Index. The targeted volatility for the Index is 5% (the “Volatility Target”).

 The Index is calculated on an excess return basis, and therefore the level is determined by the weighted return of the Asset Portfolio reduced by the return on an equivalent cash investment receiving SOFR plus 0.26%. The Index performance is further reduced by a servicing cost of 0.85% per annum calculated on a daily basis.

Calculation of Pre-Signal Base Allocation for each ETF

The Index is rebalanced each Strategy Business Day (the “Daily Rebalancing”). Upon each Daily Rebalancing for the Index, the Index Methodology uses the pre-assigned Risk Budget assigned to each ETF which remains static throughout the life of the Index and is set forth in the table below. Based upon those pre-set Risk Budgets, the Index Methodology determines the base allocation of each ETF in the Asset Portfolio by analyzing the volatility for each ETF and the historical correlation among the components. The base allocation of ETFs will be proportional to each ETFs’ Risk Budget and the inverse of each ETF’s volatility and scaled based upon the volatility of the other ETFs to 100% exposure.1 Assuming that two ETFs have the same Risk

1 Look-back period for volatility for the pre-signal allocation is approximately one year.

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Budget, this initial weighting scheme allocates more to less volatile assets and less to more volatile assets.2 While the Risk Budget is used to determine proportions for the pre-signal base allocations, those pre-signal base allocations can be higher or lower than the original Risk Budget; however, after the entirety of the Index calculation is complete, no ETF’s exposure will exceed its maximum exposure cap as listed in the table below.

Determining the Trend Signal for each ETF

The Index Methodology then calculates a signal based on the upward or downward trend of each ETF (the “Trend Signal”). The Index calculates each Trend Signal by observing two moving averages, one short-term and one long-term, over different look-back periods for each respective ETF.3 These moving averages are calculated using a formula that considers the entirety of the look-back period but gives more weight to the recent data points than the data points further in the past. For some of the less liquid ETFs, a signal-smoothing moving average is incorporated that creates a weighted average of the Trend Signal using the prior two or three days of signal data in order to try to avoid unrepresentative signals due to that relative illiquidity.4 A Trend Signal that converges toward one indicates an upward trend and a Trend Signal that converges toward zero indicates a downward trend.

The Index compares each ETF’s short-term and long-term moving averages against its spot horizon to determine the Trend Signal. An ETF’s spot horizon value is not always its most recent price and, in the equity and alternatives asset classes, the date for determining the spot horizon is a date 4 Strategy Business Days before the short-term horizon date, which is typically the Strategy Business Day prior to the Rebalancing Date. The result of this is that the Index, in the equity and alternatives asset classes, will allocate more exposure to ETFs that are trending down in the short-term and less to ETFs that are trending up in the short-term in an effort to capitalize on possible countertrends or overreactions in the market. However, if a short-term downward trend persists and the ETF steadily declines, the Trend Signal in these asset classes will remain at 1 and therefore the Index will be fully exposed to the decline. The Trend Signal will remain at 1 until the ETF begins trending up and the short-term horizon exceeds the spot horizon or continues declining such that the spot horizon is below the long-term horizon. Even if the spot horizon falls below the long-term horizon, the Index will not fully divest its position until the spot horizon of the ETF is down compared to both the long-term horizon and the short-term horizon.

Scaling of Allocation of ETFs According to Trend Signal

Once the Trend Signal is calculated for each ETF, the previously determined base allocations are scaled by the Trend Signal by allocating more upward-trending securities to the Asset Portfolio subject to each ETFs’ maximum exposure cap as outlined in the table below. The magnitude of each position taken by the Index following the Trend Signal adjustment is then scaled to the Volatility Target based on a pro-rata volatility-scaling that seeks to achieve a balanced level of volatility in the Index’s exposure to each of the ETFs. The volatility of the Index is calculated by estimating the volatility of each ETF adjusted for correlations over a

2 Volatility is a market standard statistical measure of the magnitude and frequency of price changes of a financial asset over a period of time, used to express the riskiness of the asset. Note, however, that volatility does not identify the direction of the asset’s price movement.

3 The look-back period for each moving average is asset-class dependent. Equity ETFs have a short term period of 1 day, a long term period of 200 days and a spot horizon of 5 days. Fixed Income ETFs have a short term period of 5 days, a long term period of 20 days and a spot horizon of 1 day. Alternative ETFs have a short term period of 5 days, a long term period of 200 days and a spot horizon of 5 days.

4 As classified in the table below, Other Equity ETFs have a signal smoothing period of 2 days. Core Fixed Income ETFs have a signal smoothing period of 2 days while Other Fixed Income ETFs have a signal smoothing period of 3 days.

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period of approximately 30 and 60 days. The higher volatility of the two time periods is used to scale the Index’s exposure to the ETFs. ETFs with a Trend Signal of 0 on a Rebalancing Day will not be allocated any exposure and therefore will not be a part of the Asset Portfolio on that day. Any unused exposure is allocated to the Morgan Stanley Two Year Treasury Index. Because the Index is limited to 125% leverage it may not be possible to achieve the Volatility Target of 5% during periods of very low volatility. Moreover, the volatility of the Index may exceed the 5% Volatility Target in times of extreme volatility due to trading limits on the ETFs. The daily trading limit for each ETF is one-third of the maximum exposure cap. Once the composition of the Asset Portfolio is determined, the Index value is equivalent to the sum of each Index Component’s market price less the excess return cost of SOFR plus 0.26% and the servicing cost of 0.85% per annum.

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Morgan Stanley MAP Trend Index – Summary

The procedure for determining the composition of the Asset Portfolio is summarized in the graphic and bullets below:

•Base allocations depend on each ETF’s liquidity and are proportional to the Risk Budget and the inverse of each ETF’s relative historical realized volatility scaled to 100%.

•All things being equal, this weighting scheme allocates more to less volatile assets and less to more volatile assets.

•For each ETF, compute one short-term and one long-term moving average.

•Compare the short-term and long-term moving averages versus the ETF spot price, a Trend Signal of 100% indicates an upward trend and a Trend Signal 0% indicates a downward trend.5 If applicable, the Trend Signal is smoothed over a few days for the less liquid ETFs.

•Scale the base allocations by the Trend Signal for each ETF.

•The maximum exposure caps on each Rebalancing Date for each Index Component are specified in the table below.

•Estimate the volatility of the portfolio and scale the allocations to target a 5% volatility. Because the ETFs are subject to a maximum exposure cap and the Index is limited to 125% leverage, it may not be possible to achieve the Volatility Target of 5% during periods of very low volatility.

•Allocate any unused exposure into Morgan Stanley Two Year Treasury Index.

•The level of the Index is calculated on an excess return basis and is determined by the weighted return of the Asset Portfolio reduced by the return on an equivalent cash investment receiving SOFR plus 0.26% and a servicing cost of 0.85% per annum.

5 Note that because the spot horizon period is longer than the short-term horizon period for ETFs in the equity and alternative asset classes of the index, an actual upward trend in an ETF may result in a Trend Signal less than 1 and therefore the Index may divest itself of these ETFs despite recent positive movement.

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Index Components

The potential Index Components included in the Index and the maximum asset weightings on each Rebalancing Date for each Index Component are specified in the table below.

Equities	Ticker	Maximum Exposure Cap	Risk Budget*
Core
SPDR S&P 500	SPY	25%	11%
PowerShares QQQ ETF	QQQ	25%	11%
iShares Russell 2000	IWM	25%	11%
iShares MSCI EAFE	EFA	5%	2%
iShares MSCI Emerging Markets	EEM	5%	2%
Others
iShares Edge MSCI Minimum Volatility USA	USMV	5%	2%
iShares Nasdaq Biotechnology	IBB	5%	2%
iShares Select Dividend	DVY	3%	1%
Fixed Income
Core
iShares 20+ Year Treasury Bond	TLT	25%	11%
iShares 7-10 Year Treasury Bond	IEF	25%	11%
iShares iBoxx High Yield Corporate Bond	HYG	25%	11%
iShares iBoxx Investment Grade Corporate Bond	LQD	5%	2%
iShares Core US Aggregate Bond	AGG	5%	2%
Others
iShares TIPS Bond	TIP	5%	2%
iShares JPMorgan USD Emerging Markets Bond	EMB	5%	2%
iShares US Preferred Stock	PFF	3%	1%
Alternatives
SPDR Gold Shares	GLD	10%	4%
United States Oil	USO	10%	4%
Vanguard REIT ETF	VNQ	10%	4%
The PowerShares DB US Dollar Index Bullish Fund	UUP	10%	4%
Risk-Off
Morgan Stanley Two Year Treasury Index	N/A	100%	N/A

*Rounded to the nearest percentage

The ETFs make periodic filings with the Securities and Exchange Commission (“SEC”). Information provided to or filed with the SEC by each ETF pursuant to the securities laws can be located through the SEC’s website at www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. Neither the issuer nor the agent makes any representation that such publicly available documents or any other publicly available information regarding the ETFs is accurate or complete.

The Morgan Stanley Two Year Treasury Index has been developed by Morgan Stanley & Co. LLC (the “Sponsor'') and will be calculated and rebalanced by Morgan Stanley & Co. LLC (acting in such capacity as the ''Calculation Agent'').   The Morgan Stanley Two Year Treasury Index is a rules-based index that seeks to capture the yield from US Treasury notes with a maturity of between two years and two years and three months by notionally purchasing futures contracts on US Treasury notes.  The Morgan Stanley Two Year Treasury Index is published on Bloomberg under the ticker symbol MSUST2TR <Index>.

The Morgan Stanley Two Year Treasury Index, including its name, methodology and levels (the “Index Information”) is the exclusive property of the Sponsor. Unless specifically agreed by the Sponsor, no third-party is authorized to use the Index Information in any way. The Sponsor and its affiliates disclaim any responsibility for any unauthorised

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use of the Index Information by any third-party intending to promote, sponsor, endorse, market, offer, sell, distribute or reference the Index Information or any product, service or contract relating or linked to or otherwise referencing the Index Information.

iShares® is a registered mark of BlackRock Fund Advisors (“BFA”). The Index is not sponsored, endorsed, sold, or promoted by BFA. BFA makes no representations or warranties to the owners of any investment linked to the underlying index or any member of the public regarding the advisability of investing in any investment linked to the underlying index. BFA has no obligation or liability in connection with the operation, marketing, trading or sale of any investment linked to the underlying index.

“S&P®”, “S&P 500®” and “SPDR®” are trademarks of Standard & Poor’s Financial Services LLC (“S&P”). The Index is not sponsored, endorsed, sold, or promoted by S&P or the SPDR® Gold Trust (together, the “Trusts”). S&P and the Trusts make no representations or warranties to the owners of any investment linked to the underlying index or any member of the public regarding the advisability of investing in any investment linked to the underlying index. S&P and the Trusts have no obligation or liability in connection with the operation, marketing, trading or sale of any investment linked to the underlying index.

“PowerShares®” is a registered trademark of Invesco PowerShares Capital Management LLC (“Invesco PowerShares”). The Index is not sponsored, endorsed, sold, or promoted by Invesco PowerShares. Invesco PowerShares makes no representations or warranties to the owners of any investment linked to the underlying index or any member of the public regarding the advisability of investing in any investment linked to the underlying index. Invesco PowerShares has no obligation or liability in connection with the operation, marketing, trading or sale of any investment linked to the underlying index.

“Vanguard®” is a registered mark of The Vanguard Group, Inc. (“Vanguard”).  The Index is not sponsored, endorsed, sold, or promoted by Vanguard.  Vanguard makes no representations or warranties to the owners of any investment linked to the underlying index or any member of the public regarding the advisability of investing in any investment linked to the underlying index.  Vanguard has no obligation or liability in connection with the operation, marketing, trading or sale of any investment linked to the underlying index.

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Morgan Stanley Finance LLC

Market-Linked Notes due April 3, 2025

Based on the Value of the Morgan Stanley MAP Trend Index

The Secured Overnight Financing Rate (“SOFR”)

SOFR has been identified by the Federal Reserve Bank of New York’s Alternative Reference Rates Committee as its recommended alternative to U.S. dollar LIBOR and is intended to be a broad measure of the cost of borrowing cash overnight collateralized by U.S. Treasury securities. SOFR is published by the New York Federal Reserve, and its publication began on April 3, 2018. The New York Federal Reserve reports that SOFR is calculated as a volume-weighted median of transaction-level tri-party repo data collected from The Bank of New York Mellon as well as General Collateral Finance Repo transaction data and data on bilateral Treasury repo transactions cleared through the Fixed Income Clearing Corporation delivery-versus-payment service, which are obtained from DTCC Solutions LLC, an affiliate of the Depository Trust & Clearing Corporation. SOFR is filtered by the New York Federal Reserve to remove some (but not all) of the foregoing transactions considered to be “specials.” 6

Because SOFR is published by the New York Federal Reserve based on data received from other sources, we have no control over its determination, calculation or publication.

The information contained in this section “Secured Overnight Financing Rate” is based upon the New York Federal Reserve’s Website and other U.S. government sources.

Adjustments, Disruptions and Errors

Definitions

“Rules” means the description produced by Morgan Stanley that provides an overview of the methodology of the Strategy.

“Strategy” means the Morgan Stanley MAP Trend Strategy.

“Strategy Business Day” means a day that is not a public holiday in the New York Stock Exchange calendar or the Chicago Board of Trade calendar.

“Strategy Calculation Agent” is Morgan Stanley & Co. LLC.

“Strategy Level” means the calculation of the level of the Strategy.

“Strategy Live Date” is March 7, 2017

“Strategy Sponsor” is Morgan Stanley & Co. International plc.

Overview

The Strategy is calculated on the basis of algorithmic formulas and therefore no discretion can be exercised by the Strategy Sponsor or the Strategy Calculation Agent in the calculation of the Strategy. However, on occasion, there may be situations requiring adjustments to the Strategy that are outside the scheduled adjustments and rebalances. Such adjustments might be made by Strategy Sponsor or the Strategy Calculation Agent by having recourse to discretionary decisions. Any discretion will be used in a commercially reasonable manner and exclusively in order to ensure that the Strategy continues to reflect, as closely as possible, the value of the Strategy components in the sole determination of the Strategy Sponsor.

Adjustment Events

The Strategy Calculation Agent will determine whether a circumstance relating to any Index Component has a dilutive, concentrative or other effect on the theoretical value of such Index Component and, if so, will (1) make the corresponding adjustment, if any, to the Units or closing prices for such Index Component and/or any of the other provisions hereof as the Strategy Calculation Agent determines appropriate to account for that dilutive, concentrative or other effect; and (2) determine the effective date of that adjustment. As a result of the

6 According to the New York Federal Reserve, “specials” are repos for specific-issue collateral, which take place at cash-lending rates below those for general collateral repos because cash providers are willing to accept a lesser return on their cash in order to obtain a particular security.

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Morgan Stanley Finance LLC

Market-Linked Notes due April 3, 2025

Based on the Value of the Morgan Stanley MAP Trend Index

foregoing adjustments, the total number of Index Components may, on a given Strategy Business Day, increase or decrease.

Disruption Events

Each of the following is a “Disruption Event”:

●A Material Change in the Index Components’ Methodology occurs if the Strategy Sponsor determines that there has been a material change to the Index Components or other related indices and including hours of continuous market trading and publication of bid and ask prices or the de-listing of any of the Index Components;

●An Underlying Strategy Disruption occurs if any dependencies needed to calculate the Trend Signal are (i) not calculated and announced by the Strategy Sponsor (regardless of whether the dependencies are calculated by a successor sponsor or not); (ii) replaced by a successor Strategy using the same or substantially the same methodology; or (iii) cancelled permanently;

●A Termination of Data License occurs if the Strategy Sponsor determines there has been a termination, revocation or suspension of any third-party license agreement or permission pursuant to which data are supplied to compile or calculate the Strategy

●A Price Source Disruption occurs if the Strategy Sponsor or the Strategy Calculation Agent determines that any of the source data required to calculate the Strategy are not available. This may include the published level of an ETF or data provided by a third-party vendor. A Price Source Disruption may also include any permanent cancellation or prolonged suspension of any Index Component.

●A Change in Law occurs if there has been a change in applicable law or regulation that prevents the Strategy Sponsor and/or the Strategy Calculation Agent from calculating, publishing or hedging the Strategy.

●A Hedging Disruption occurs if the Strategy Sponsor determines that Morgan Stanley or any of its affiliates would be unable after using commercially reasonable efforts to:

oacquire, establish, re-establish, substitute, maintain, unwind or dispose of any transactions or instruments deemed necessary to hedge its position in relation to any relevant transactions relating to or calculated by reference to the Strategy; or

orealize, recover or remit the proceeds of any such transactions or instruments;

●A Force Majeure Event occurs if the Strategy Sponsor determines that an event or circumstance has occurred that is beyond the reasonable control of the Strategy Sponsor and, as a result of which, the Strategy Sponsor or the Strategy Calculation Agent is unable to calculate, publish or take any other necessary action in relation to the Strategy. Such event or circumstance may include (without limitation) a systems failure, fire, building evacuation, natural or man-made disaster, act of state, armed conflict, act of terrorism, riot or labor disruption.

Potential Actions

In the event that the Strategy Sponsor determines that a Disruption Event has occurred, the Strategy Sponsor may in its discretion:

●substitute the relevant ETF with a replacement instrument, provided that such replacement is similarly representative of the existing Index Component;

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Morgan Stanley Finance LLC

Market-Linked Notes due April 3, 2025

Based on the Value of the Morgan Stanley MAP Trend Index

●make such determinations or adjustments to the terms of the Strategy Methodology or the Index Components as it deems necessary including sourcing data from alternative providers;

●defer, or direct the Strategy Calculation Agent to defer, the availability of the Strategy until the next Strategy Business Day on which there is no Disruption Event;

●reallocate all or a portion of the Strategy exposure to cash or cash equivalents; or

●instruct the Strategy Calculation Agent to cease to calculate and make available the Strategy permanently.

Index Component Adjustments

Any adjustments required for Index Components will be made in accordance with the standard exchange methodology. Examples of adjustments include change of units, close price determination or change in expiration schedule or first delivery dates.

Increased Costs

If at any time following the Strategy Live Date, due to the adoption of or any change in any applicable law or regulation or any event outside of its control, the Strategy Sponsor determines in good faith that a party would incur an increased cost in effecting transactions in the Index Components to reflect the notional exposure to the Strategy performance, the Strategy Sponsor retains the right to make any adjustments to the strategy methodology so that the Strategy performance takes account of such increased costs.

Adjustment Procedures, Notification and Consultation Process

If any modification or adjustment is made to the calculation of the Strategy under the Rules, the Strategy Sponsor will make such modifications or adjustments based on market conditions and other relevant factors, as in the judgment of the Strategy Sponsor, are necessary to ensure that the Strategy continues to reflect, as closely as possible, the underlying economic interest it is designed to represent.

Wherever practicable, any adjustments to the calculation of the Strategy, other than a pre-determined rebalancing, will be announced to the relevant interested parties or investors. Such announcement will be made in a timely fashion and, when reasonably possible, prior to the date in which the changes are due to become effective.

If the Strategy Sponsor determines in its discretion that a consultation with the relevant interested parties or investors is appropriate, it will inform them of the procedures applicable to the consultation.

Errors

The Strategy Sponsor reserves the right to make adjustments to the Strategy Level to correct any erroneous calculation or publication of the Strategy Level. The Strategy Sponsor will determine whether such error requires a change in the composition or calculation of the Strategy and, if so, the procedures outlined above will apply.

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